Exhibit 99.1
Essential Properties Realty Trust, Inc. Announces Quarterly Dividend of $0.26 per Share for the First Quarter of 2022

March 15, 2022

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.26 per share of common stock for the first quarter of 2022. This represents an annualized dividend of $1.04 per share of common stock. The dividend is payable on April 13, 2022 to stockholders of record as of the close of business on March 31, 2022.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of December 31, 2021, the Company’s portfolio consisted of 1,451 freestanding net lease properties with a weighted average lease term of 14.0 years and a weighted average rent coverage ratio of 3.7x. As of the same date, the Company’s portfolio was 99.9% leased to 311 tenants operating 433 different concepts in 16 industries across 46 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Daniel Donlan
Senior Vice President, Capital Markets
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.